EXHIBIT 3.1.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 XTRASAFE, INC.

         The undersigned, as the incorporator of XTRASAFE, Inc., a Florida corporation, hereby certifies that on August 13, 2008, it was agreed that these Amended and Restated Articles of Incorporation be filed with the Secretary of State for the State of Florida.

         The undersigned further certify that the original Articles of Incorporation of XTRASAFE, Inc., were filed with the Secretary of State for the State of Florida on the 5th day of June, 2008.

         The exact text of the Amended and Restated Articles of Incorporation of XTRASAFE, Inc., which amends Article I, Article II, Article III, Article IV,
Article V, Article VI, and Article VII, is as follows:

         FIRST. The name of this corporation is XTRASAFE, Inc.

         SECOND. The address of this corporation's registered office in the State of Florida is 300 5TH Avenue South, Suite 101-330, Naples, FL. The name of its resident agent at such address is David N. Williams.

         THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the General Corporation Law of the State of Florida.

         FOURTH. The total number of shares of capital stock which this corporation shall have authority to issue is one hundred million (100,000,000) with a par value of $.001 per share amounting to $100,000.00 one hundred million (100,000,000) of those shares are Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought.

         FIFTH. This corporation shall have a perpetual existence.

         SIXTH. No director or officer of this corporation shall have any personal liability to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Sixth shall not eliminate or limit the liability of a director or officer for
(i) the payment of dividends in violation of the Florida General Corporation Law. Any repeal or modification of this article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time of such repeal or modification.

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         SEVENTH. This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision specified in these Articles of Incorporation, and other provisions authorized by the laws of the State of Florida at any such time then in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this article.

         EIGHTH. Capital stock issued by this corporation after the amount of the subscription price or par value therefor has been paid in full shall not be subject to pay debts of this corporation, and no capital stock issued by this corporation and for which payment has been made shall ever be assessable or assessed.

         NINTH, (a) The affairs of this corporation shall be governed by a Board of Directors of not more than fifteen (15) persons nor less than one (1) person, as determined from time to time by vote of a majority of the Board of Directors of this corporation; provided, however, that the number of directors shall not be reduced so as to reduce the term of any director at the time in office. The name and address of the current members of the Board of Directors are:

                  1.  Sidney Zion
                      215 W. 90th Street, #3B
                      New York, NY 10024

         b) At the first annual meeting of stockholders of this corporation directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting of those stockholders. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

         TENTH. The period of existence of this corporation shall be perpetual.

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         ELEVENTH. No contract or other transaction between this corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of this corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with the same force and effect as if he or she were not such director or officer of such other corporation or not so interested.

         TWELFTH. No action required to be taken or which may be taken at any annual or special meeting of stockholders of this corporation may be taken without a meeting, unless consented to by the stockholders holding of record a majority of the total number of shares of the Corporation then issued and outstanding and entitled to vote. Actions taken without written consent, and without a meeting, are specifically denied. Notice of a meeting of the shareholders may be waived either individually by shareholders or by proxy or by shareholders holding of record a majority of the total number of shares of the Corporation then issued and outstanding and entitled to vote. Shareholders should receive notice of actions taken at meetings of the shareholders.

         THIRTEENTH. All of the powers of this corporation, insofar as the same may be lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that bylaws shall not be adopted, altered, amended or repealed by the stockholders of this corporation, except by the vote of the holders of not less than fifty percent (50%) of the outstanding shares of stock entitled to vote upon the election of directors.

         The undersigned hereby certifies that she has executed these Amended and Restated Articles of Incorporation on this 13th day of August, 2008.

Chief Executive Officer:                /s/ Sidney Zion
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